UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2009

VALENCE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-20028 (Commission File Number)	77-0214673 (IRS Employer Identification Number)

12303 Technology Boulevard, Suite 950 Austin, Texas 78727 (Address of principal executive offices)

(512) 527-2900 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

Valence Technology, Inc. (the “Company”) and Berg & Berg Enterprises, LLC (“Berg & Berg”) are parties to two loan agreements dated July 17, 1990 and October 5, 2001, respectively, both as amended.  On October 13, 2009, Berg & Berg and the Company agreed to amend these loan agreements to extend the maturity date of the loans from September 30, 2010 to September 30, 2012.  The letter amendment effecting this extension of maturity date is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.06.                      Material Impairments.

On October 13, 2009, management of the Company concluded that, as a result of damage caused by a fire in a leased, unoccupied, offsite warehouse facility housing certain of its raw materials, finished goods inventory, and fixed assets, in Suzhou, China, a material charge for impairment with respect to certain inventory and fixed assets is required under generally accepted accounting principles (“GAAP”).  Ongoing Valence manufacturing operations in the Company’s cathode powder plant and system assembly plant were not affected.

The materials consumed were not being used for current production, and therefore the fire has not affected the Company’s ability to meet deliveries to its customers and end-users.  In addition, based on the results of the investigation conducted by local Chinese authorities, the cause of the fire was not determinable.  It is management’s opinion that the Company’s inventory, and more specifically, its lithium phosphate battery powder, was neither the cause of nor contributed to the fire or its damage.

After an assessment of the damage sustained at this facility, management determined that a charge for impairment was required because under Accounting Standards Codification 360-10-40-4, the Company must record an impairment charge when the carrying amount of a long-lived asset or asset group exceeds its fair value.  As a result, the Company estimates it will record an impairment charge from approximately $1.5 million to $2.9 million in the second fiscal quarter of 2010.  All worldwide Valence assets are insured, therefore the Company believes it is probable that insurance proceeds will cover all of the loss incurred.  However, within established GAAP guidelines, the Company is required to record an impairment charge estimated to be from approximately $1.5 million to $2.9 million, and to record an offsetting insurance recovery of approximately $1.5 million to $2.9 million.  Accordingly, as a result of the expected offsetting insurance recovery, which may not be determinable as of the second fiscal quarter of 2010, the impairment charge should have no impact on the Company’s net income for the fiscal year of 2010.

In addition to the impairment charges, the Company also expects to incur a liability of approximately $800,000 for the payment of Chinese VAT with respect to the as-yet-untaxed and unused inventory which was consumed by the fire, which also should also be covered by insurance.  We expect this payment will be due during the Company’s third fiscal quarter of 2010.

The impairment charge, tax liability, and the corresponding insurance receivable bear no relationship to the insurance claims which the Company has submitted or will likely submit with respect to the damage to its inventory and fixed assets, as well as the other costs it has incurred as a result of the fire; rather, the impairment charge and its related insurance receivable relate to the net book value of the assets that were impaired.  To the extent that insurance proceeds, which are on an incurred costs basis for inventory and a replacement cost basis for fixed assets, ultimately exceed the net book value of the damaged inventory and assets, a gain could be recorded in the period when all contingencies related to the insurance claim have been resolved, including the cash payment of Chinese VAT liability.  While the Company expects the insurance proceeds will be sufficient to cover the entire incurred cost of the inventory and the replacement cost of the fixed assets at the damaged facility, as well as a portion of the other costs it has incurred as a result of the fire, certain deductibles and limitations will apply.  No determination has been made as to the total amount or timing of the receipt of those insurance proceeds, and those insurance proceeds may not be sufficient to cover the incurred costs of inventory, replacement costs of the fixed assets, and the other costs it has incurred as a result of the fire.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 10.1
(Omnibus) Amendment No. 14 to Loan Agreement dated July 17, 1990 between the Company and Baccarat Electronics, Inc. (subsequently transferred to Berg & Berg Enterprises, LLC) and Amendment No. 6 to Loan Agreement dated October 5, 2001 between the Company and Berg & Berg Enterprises, LLC, each dated as of October 13, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 13, 2009	VALENCE TECHNOLOGY, INC.

	By:	/s/ Roger Williams
Roger Williams
Vice President, General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit 10.1
(Omnibus) Amendment No. 14 to Loan Agreement dated July 17, 1990 between the Company and Baccarat Electronics, Inc. (subsequently transferred to Berg & Berg Enterprises, LLC) and Amendment No. 6 to Loan Agreement dated October 5, 2001 between the Company and Berg & Berg Enterprises, LLC, each dated as of October 13, 2009.